UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 3, 2009

Apartment Investment and Management Company
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-13232	841259577
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4582 S. Ulster Street Parkway, Suite 1100, Denver, Colorado		80237
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	303-757-8101

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

2009 Compensation Matters

On February 3, 2009, the Compensation and Human Resources Committee (the "Committee") of the Board of Directors (the "Board") of Apartment Investment and Management Company ("Aimco"), which Committee also constitutes all of, and only, the independent members of the Aimco Board, in conjunction with Terry Considine, Aimco’s Chairman of the Board and Chief Executive Officer, addressed various compensation matters for Aimco’s named executive officers.

The Committee reduced 2009 total target compensation for Terry Considine by approximately 33% to a range of approximately $3 million to $4 million (which includes an annual base salary rate unchanged at $600,000). Aimco also expects to reduce 2009 total target compensation for the other named executive officers by approximately 30% on average, with base salary rates remaining unchanged.

Bonus compensation, which is total target compensation less base salary, is based in part on Aimco’s achievement of the objectives in its operating plan and individual objectives. If such objectives are not achieved or if individual performance so warrants, the amount paid for bonus compensation may be less than this target, and if such objectives are exceeded or if individual performance so warrants, the amount paid for bonus compensation may exceed this target. Bonus compensation may be paid in the form of cash, options or restricted stock.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Apartment Investment and Management Company

February 5, 2009	By:	Thomas M. Herzog

Name: Thomas M. Herzog
Title: Executive Vice President and Chief Financial Officer